LOAN AND SECURITY AGREEMENT

      THIS LOAN AND SECURITY AGREEMENT (this "Agreement") made this 7th day of July 2000, among COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation, (the "Borrower") and THE TEACHERS' RETIREMENT SYSTEM OF ALABAMA, created under Ala. Code 16-25-1 et seq., THE EMPLOYEES' RETIREMENT SYSTEM OF ALABAMA, created under Ala. Code 36-27-1, THE ALABAMA HERITAGE TRUST FUND, created under Ala. Const. Amend. No. 394, PEIRAF - DEFERRED COMPENSATION PLAN, created under Ala. Code 36-26-14, and STATE EMPLOYEES' HEALTH INSURANCE FUND, created under Ala. Code 36-29-1 et seq. (each individually a "Lender" and collectively, the "Lenders") with principal offices in Montgomery, Alabama.

                                R E C I T A L S:

      The Borrower has requested Lenders to make available to Borrower loans in the aggregate amount of $40,000,000.00, and the Lenders are willing to make such loans available to the Borrower on the terms and conditions hereinafter set forth and secured as provided in this Agreement.

      NOW, THEREFORE, the Borrower and the Lenders agree as follows:

                                    ARTICLE I
                         DEFINED TERMS; GENERAL MATTERS

      1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            Account Debtor means any Person who is or may become obligated under or on account of an Account.

            Accounts means all accounts, accounts receivable, chattel paper, chattel mortgages, leases, instruments, documents, promissory notes, contracts for receipt of money, conditional sales contracts, and evidences of Debt of or owing to or acquired by Borrower whether now existing or hereafter arising, including, without limitation, (i) all accounts and other rights to payment of money which arise or result from Borrower's selling or other disposition of Borrower's goods or the providing of services by the Borrower, (ii) the proceeds of any insurance covering the Collateral, including any accounts receivable insurance, and (iii) the return of unearned insurance premiums.

            Adjusted Net Worth means the aggregate of the (a) par or stated value of all Borrower's outstanding stock; (b) Borrower's capital surplus; (c) retained earnings of Borrower and the Subsidiaries on a consolidated basis; and
(d) the amount of any Subordinated Debt of Borrower and the Subsidiaries on a consolidated basis to related or affiliated parties, less
(x) any surplus resulting from any write-up of assets subsequent to the date of this Agreement; (y) the amount paid for any treasury stock reflected as a reduction of the capital surplus or retained earnings accounts; and (z) the amount of any related or affiliated party accounts, advances or notes receivable.

            Adjusted Tangible Net Worth means the aggregate of the (a) par or stated value of all Borrower's outstanding stock; (b) Borrower's capital surplus; (c) retained earnings of Borrower and the Subsidiaries on a consolidated basis; and (d) the amount of any Subordinated Debt of Borrower and the Subsidiaries on a consolidated basis to related or affiliated parties, less
(w) any surplus resulting from any write-up of assets subsequent to the date of this Agreement; (x) the book value of all intangible assets of Borrower and the Subsidiaries on a consolidated basis, including, without limitation, any goodwill (including any amount, however designated, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of Borrower and the Subsidiaries on a consolidated basis), noncompetition agreements consulting agreements, patents, trademarks, tradenames and copyrights; (y) the amount paid for any treasury stock reflected as a reduction of the capital surplus or retained earnings accounts; and (z) the amount of any related or affiliated party accounts, advances or notes receivable.

            Affiliate means each of the Guarantors and any director or executive officer of Borrower or any Person who, directly, indirectly or beneficially, owns five percent (5%) or more of the capital stock of Borrower or any member of the immediate family of any such officer, director or stockholder, or any corporation or other entity which is controlled by, controls, or is under common control with the Borrower, including, without limitation, the Guarantors.

            Agent Lender means The Teachers' Retirement System of Alabama which shall serve as agent for the Lenders with respect to the Loans for the purposes set forth herein and for any other such purposes as may be determined by the Lenders from time to time.

            Agreement means this Loan and Security Agreement.

            Applicable Laws means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Document in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and order of governmental bodies; and all orders, judgements and decrees of all courts and arbitrators.

            Borrower shall have the meaning set forth in the heading of this Agreement.

            Borrower's Collateral means collectively, the Borrower's Accounts, General Intangibles, Equipment, the Pledged Stock, the Mutual Fund Account, and Inventory, the other property and interests described in Section 8.1 hereof and elsewhere in the Loan Documents, and the proceeds and products of each, as the case may be.


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            Business Day means a day, other than Saturday, Sunday, or days on which state governmental offices in the State of Alabama are closed for business.

            Capital Expenditures means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise and the principal portion of payments with respect to Capitalized Lease Obligations.

            Capitalized Lease Obligations means any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

            Closing Date means the date of this Agreement. The Closing Date is not necessarily the date of funding of the Loans and the execution and delivery of this Agreement and acceptance hereof shall not be deemed waiver by Lenders of any of the conditions to lending set forth in Article III hereof.

            Collateral means collectively, the Borrower's Collateral and the Guarantors' Collateral.

            Debt means the sum of (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) Capitalized Lease Obligations, (iii) all other items which in accordance with GAAP would be included in determining total liabilities as shown on a balance sheet of a Person as at the date as of which Debt is to be determined.

            Default Rate means a rate of interest equal to three percent (3%) in excess of the rate that would otherwise be applicable under the Notes.

            EFData Assets means the assets of the EFData Division of Adaptive Broadband Corporation, a Delaware corporation, that have been or are being acquired by Comtech EFData Corp., a Delaware corporation.

            Environmental Regulations means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to the environment or to public health, safety and environmental matters, or petroleum products, or radon radiation, or oil or hazardous substances, including, but not limited to, the Resource Conversation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the River and Harbor Act, the Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral


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

Lands and Leasing Act, the Surface Mining Control and Reclamation Act, the Oil Pollution Act of 1990, state and federal Superfund and environmental cleanup programs and laws, U.S. Department Transportation regulations, laws regulating hazardous, radioactive and toxic materials and underground petroleum products storage tanks, and all similar state, federal and local laws and regulations.

            Equipment means all equipment and fixtures of whatever kind or nature now owned or hereafter acquired by Borrower, including, without limitation, all machinery, vehicles, tools, dies, trade fixtures, furnishings and equipment, patterns, cranes, furniture, furnishings, office machines and equipment, material handling equipment, manufacturing equipment, conveyors, forklifts, machine systems, computers, and all other goods used in the operation of Borrower's business, together with all accessories, parts and additions now or hereafter affixed thereto or used in connection therewith.

            ERISA means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder.

            Event of Default means any one of the events enumerated in Section
10.1 hereof.

            Fixed Charge Coverage means a quotient, the numerator of which is the sum of the after-tax net income of Borrower and the Subsidiaries on a consolidated basis plus interest, lease, rental, depreciation and amortization expenses plus any other non-cash expenses for the applicable period and the denominator of which is the sum of the interest, lease and rental expenses of Borrower and the Subsidiaries on a consolidated basis for the same period plus the current portion of the long term Debt of Borrower and the Subsidiaries on a consolidated basis as of the applicable date.

            GAAP means generally accepted accounting principles in the United States of America in effect from time to time consistently applied.

            General Intangibles means all general intangibles of Borrower, whether now owned or hereafter acquired, including, without limitation, all choses in action, causes of action, corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, all claims under guaranties, performance and payments bonds or bonds for the furnishing of labor and materials, rights under non-compete agreements with third parties, cash surrender value of life insurance policies owned by Borrower, security interests or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification, and all other intangible property of every kind and nature (other than Accounts).

            Guarantors means collectively, Comtech Systems, Inc., a Delaware corporation, Comtech Communications Corporation, a Delaware corporation, Comtech Antenna Systems, Inc.,


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

a Delaware corporation, Comtech PST Corp., a New York corporation, Comtech Mobile Datacom Corp., a Delaware corporation, Comtech Systems International, Inc., a Delaware corporation, Comtech Wireless, Inc., a New York corporation, and Comtech EFData Corp., a Delaware corporation.

            Guarantors' Collateral means the collateral securing Guarantors' obligations under the Guaranty Agreements as more particularly set forth in the Guarantors' Security Agreements.

            Guarantors' Security Agreements means those certain Security Agreements executed by each Guarantor in favor of Lenders of even date herewith securing the Guaranty Agreements.

            Guaranty Agreements means those certain Guaranty Agreements executed by each Guarantor in favor of Lenders of even date herewith unconditionally guarantying the Obligations.

            Inventory means all inventory of whatever kind or nature of Borrower, now owned or hereafter acquired by Borrower, and wherever located, including, without limitation, all goods held for sale or lease or furnished or to be furnished under contracts, and any raw materials, goods in transit, work in process or finished goods, supplies, returned or repossessed goods, together with all goods and materials used or consumed in Borrower's business.

            Lender or Lenders shall have the meanings set forth in the heading of this Agreement.

            Lien means any interest in property (real, personal or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include covenants, conditions, restrictions, leases and other encumbrances affecting any real property, but shall exclude, however, such customary covenants, conditions, restrictions, leases and other encumbrances affecting real property which do not have a material adverse effect, individually or in the aggregate, on the value or intended use of such real property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

            Loan or Loans shall mean the loans by Lenders to Borrower evidenced by the Notes.

            Loan Account means the loan account established on the books of Lenders pursuant to Section 2.3 hereof.


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

            Loan Documents means this Agreement, the Notes, the Guaranty Agreements, the Stock Pledge Agreement, the Mutual Fund Control Agreement, the Guarantors' Security Agreements, and each and every mortgage, deed of trust, guarantee, reimbursement agreement, credit agreement, loan agreement, note, security agreement, financing statement or other instrument executed and delivered to evidence the Loans or any other Obligation, to constitute collateral for the Loans or any other Obligation, or to evidence security for the Loans or any other Obligation, and any and all other agreements, instruments, and documents heretofore, now or hereafter, executed by Borrower and/or any Guarantor and delivered to Lenders in respect to the transactions contemplated by this Agreement.

            Maximum Rate means the maximum non-usurious rate of interest permitted by Applicable Law that any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent permitted by Applicable Law, under such Applicable Laws that may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow.

            Multiemployer Plan has the meaning set forth in Section 4001(a)(3) of ERISA.

            Mutual Fund Account means the mutual fund investment account now and hereafter maintained by Borrower with Franklin Floating Rate Trust, and all additions, replacements, substitutions, modifications and amendments thereof.

            Mutual Fund Control Agreement means the investment property control agreement of even date herewith made by Borrower pledging the Mutual Fund Account to Lenders.

            Notes means each Term Promissory Note executed and delivered by Borrower evidencing the Loans, in the following amounts and to the following respective Lenders:

      The Teachers' Retirement System of Alabama            $ 17,000,000.00
      The Employees' Retirement System of Alabama           $  6,000,000.00
      The Alabama Heritage Trust Fund                       $  8,000,000.00
      PEIRAF - Deferred Compensation Plan                   $  4,000,000.00
      State Employees' Health Insurance Fund                $  5,000,000.00

            Obligations means all Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to one or more of the Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, that arise under this Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however evidenced or acquired. The term includes, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrower under any of the Loan Documents.


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

            Obligors means collectively, the Borrower and Guarantors.

            Permitted Liens means any Lien of a kind specified in Section 7.2 of this Agreement.

            Person means an individual, partnership, corporation, joint stock company, firm, land trust, business trust, limited liability company, limited liability partnership, unincorporated organization, or other business entity, or a government or agency or political subdivision thereof.

            Plan means an employee benefit plan now or hereafter maintained for employees of any of the Borrower or any Guarantor that is covered by Title IV of ERISA.

            Pledged Stock means the capital stock in Guarantors pledged by Borrower to Lenders as collateral for the Loans as more particularly set forth in the Stock Pledge Agreement.

            Prohibited Transaction means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

            Reportable Event means any of the events set forth in Section 4043(b) of ERISA.

            Solvent as to any Person, means such Person (i) owns property, real, personal, and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of such Person's Debt (including contingent debts), and (ii) is able to pay all of its Debt as such Debt matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

            Stock Pledge Agreement means that certain Stock Pledge Agreement executed by Borrower in favor of Lenders of even date herewith pledging the Pledged Stock to Lenders as security for the Obligations.

            Subordinated Debt means the Debt of the Borrower owed to one or more of the Guarantors or to any Affiliate which is fully subordinated to the Loan (including principal, interest, and agreed charges) in a manner satisfactory to the Lenders (which may be either according to its terms or by separate agreement) and which Debt arises from the Borrower's actual receipt of cash and not from "in kind" or non cash consideration.

            Subsidiaries means, collectively, every Subsidiary of Borrower.

            Subsidiary means any corporate entity or partnership, or other business entity, the controlling interest of which is owned by the Borrower.

      1.2. Accounting Terms. All accounting terms used herein shall be construed in accordance with GAAP.


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

      1.3. Interpretation. The terms "herein", "hereof", and "hereunder", and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronouns used shall be deemed to cover all genders. Whenever the singular or plural number is used herein, it shall equally include the other. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

      1.4. Uniform Commercial Code. All other terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings provided for by the Uniform Commercial Code of the State of Alabama; provided however, that if any of the Collateral shall be located in any jurisdiction other than Alabama, the laws of such jurisdiction shall govern.

                                   ARTICLE II
                                    THE LOANS

      2.1. Loans. Each of the Lenders, severally and not jointly, agree to loan to Borrower the respective amounts as follows:

      The Teachers' Retirement System of Alabama            $ 17,000,000.00
      The Employees' Retirement System of Alabama           $  6,000,000.00
      The Alabama Heritage Trust Fund                       $  8,000,000.00
      PEIRAF - Deferred Compensation Plan                   $  4,000,000.00
      State Employees' Health Insurance Fund                $  5,000,000.00

      Each of the Loans shall be represented by a Note payable to the order of the applicable Lender and in form and substance acceptable to such Lender. All Loans are cross-defaulted and cross-collateralized as provided for herein. The principal amount of the Loans outstanding from time to time hereunder shall bear interest at the per annum rate of nine and one-quarter percent (9.25%). The Loans shall be repaid in installments of principal and interest as more particularly set forth in each of the Notes, with all remaining principal, interest and other fees due and payable on June 30, 2005. Together with each principal payment, Borrower shall pay all accrued but unpaid interest as set forth in the Notes. Interest shall be calculated on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each. From and after the occurrence of an Event of Default, the principal amount of the Loans outstanding from time to time shall, subject to the provisions of the following subsection, bear interest at the Default Rate.

      2.2. Intentionally deleted.


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

      2.3. Loan Account. Lenders shall enter disbursements hereunder or under the Notes as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower hereunder.

      2.4. Prepayment. Borrower shall have the right to prepay the indebtedness represented hereby in whole or in part, without payment of a premium or penalty. Any such permitted prepayment shall be permitted only upon Borrower giving thirty (30) days advance notice of prepayment to Lenders.

      2.5. Term. This Agreement shall remain in force and effect until the Loans, and any renewals or extensions, and all interest thereon and costs provided for herein with regard to either of them have been indefeasibly paid or satisfied in full.

      2.6. Use of Proceeds. Borrower shall use the proceeds of the Loans for the acquisition of the EFData Assets pursuant to that certain Asset Purchase Agreement between Borrower and Adaptive Broadband Corporation dated as of May 26, 2000. The total acquisition cost for Borrower in such transaction is approximately $61,500,000. Borrower shall inject as equity for the acquisition an amount equal to the difference between the total acquisition costs and the aggregate amount of the Loans. Such equity must be from Borrower's own funds and Borrower shall not receive any reimbursement for any part of such equity from the Loans. Borrower shall provide evidence to Lender of its sources for the required equity and evidence of its injection towards the acquisition.

      2.7. Payments. All sums paid to the Lenders by Borrower hereunder shall be paid directly to the Agent Lender in immediately available funds no later than 2:00 P.M., Montgomery, Alabama time on the date on which payment is due, except if such date is not a Business Day such payment shall then be due on the first Business Day after such date, but interest shall continue to accrue until the date payment is received. Any payment received after 2:00 P.M., Montgomery, Alabama, time shall be deemed to have been received on the immediately following Business Day for all purposes, including, without limitation, the accrual of interest on principal.

      2.8. Intentionally deleted.

                                   ARTICLE III
                              CONDITIONS OF LENDING

      Lenders shall not be obligated to make the Loans unless at the time thereof the following conditions shall have been met:


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

      3.1. Corporate Proceedings. All proper corporate proceedings shall have been taken by Borrower to authorize this Agreement, the other Loan Documents to which Borrower is a party, and the transactions contemplated hereby. All proper corporate proceedings shall have been taken by each Guarantor to authorize the Loan Documents to which such Guarantor is a party, and the transactions contemplated hereby.

      3.2. Documentation. All instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lenders, and Lenders shall have received on the date of this Agreement copies of all documents, including records of corporate proceedings, which it may have requested in connection therewith, including, without limitation, certified copies of resolutions adopted by the Board of Directors of the Obligors, certificates of good standing, and certified copies of the Articles of Incorporation and By-Laws, and all amendments thereto, of the Obligors.

      3.3. Loan Documents and Insurance. Lenders shall have received executed originals of all Loan Documents and copies of the insurance policies and related certificates of insurance referred to in Sections 6.1 and 9.3 of this Agreement.

      3.4. No Default. No event shall have occurred or be continuing which constitutes an Event of Default or which would constitute an Event of Default with the giving of notice or the lapse of time or both; and neither the business nor prospects nor assets nor the condition, financial or otherwise, of any of the Obligors shall have been adversely affected in any material manner as the result of any fire, explosion, accident, strike, riot, condemnation, act of God, or any other event or development.

      3.5. Reports. Agent Lender shall have received all reports and information from Obligors required under this Agreement and the other Loan Documents as of the Closing Date.

      3.6. Payment of Fees. Payment by Borrower of all fees and expenses required by this Agreement.

      3.7. Opinion of Counsel. Lenders shall have received on the date of this Agreement opinions from counsel to each of the Obligors satisfactory to Lenders with respect to such matters relating to the transactions contemplated hereby as the Lenders may reasonably request.

      3.8. Incumbency Certificate. Lenders shall have received an incumbency certificate, dated as of the date of this Agreement, executed by the Secretary or Assistant Secretary of each of the Obligors, which shall identify by name and title and bear the signature of the officer of such Obligor authorized to sign each of the Loan Documents to which such Obligor is a party. The Lenders shall be entitled to rely upon such incumbency certificate in completing the transactions contemplated herein or in any Loan Document and in all its other dealings with Obligors.


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

      3.9. Consents. Lenders shall have received consents and agreements of the landlords of each of the premises leased by Obligors on which either the Guarantor's Collateral or the Borrower's Collateral is located, all in form satisfactory to Lenders.

      3.10. Lien Search. Lenders shall have received a report from all appropriate filing and recording offices indicating that there are no Liens against the Collateral except Permitted Liens.

      3.11. Disbursement Authorization. Borrower shall have delivered to Lenders such disbursement authorizations, draw requests, and other documents and writings as Lenders shall have requested evidencing Borrower's request for disbursement of funds.

      3.12. Additional Documents. Lenders shall have received such additional legal opinions, certificates, proceedings, instruments and other documents as the Lenders or their counsel may reasonably request to evidence (i) compliance by the Obligors with legal requirements, (ii) the truth and accuracy, as of the date of this Agreement, of the representations of the Obligors contained herein and in the other Loan Documents, and (iii) the due performance or satisfaction by the Obligors, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by the Obligors pursuant hereto and to the other Loan Documents, including, without limitation, all such matters as are listed on preliminary closing checklist issued by Lenders and furnished to Obligors.

                                   ARTICLE IV
                               SECURITY FOR LOANS.

      4.1. Security. The Loans and other Obligations shall be secured by each of the following:

            (1) A first priority security interest in the Borrower's Collateral;

            (b) The joint and several guarantee of Guarantors as set forth in Guaranty Agreements and secured by the Guarantors' Collateral as set forth in the Guarantors' Security Agreements.

            Part of the Equipment may constitute motor vehicles and other vehicles subject to registration under the motor vehicle title registration statutes of applicable states, and with respect to which the security interest of Lenders therein is required to be registered on the vehicle title certificate. If requested by Lenders, Borrower agrees to execute and deliver on a timely basis all such title certificates and instruments as shall be necessary to perfect in favor of Lenders a first priority perfected security interest in all such motor vehicles and other Equipment.

            Part of the Equipment may be affixed to real estate owned or leased by Borrower and constitute fixtures under the Uniform Commercial Code. The Borrower agrees that any such fixtures shall be included within the meaning of Equipment as used and defined herein and that the Lenders are hereby granted a security interest in and a lien upon such fixtures.

            The Borrower agrees to execute and deliver, or cause the execution and delivery of, such security agreements, deeds of trust, mortgages, assignments, guaranties, consents, subordination agreements, and financing statements as may be required by Lenders to evidence such security, all in form satisfactory to Lenders, as well as such consents and agreements of the landlords of each of the premises leased by Obligors on which the Collateral is located, all in form satisfactory to Lenders.

                                    ARTICLE V
                REPRESENTATIONS, WARRANTIES AND GENERAL COVENANTS

      Borrower represents, warrants and covenants to and with Lenders, which representations, warranties and covenants shall survive until the Obligations are indefeasibly satisfied in full, that:

      5.1. Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to own its properties and to carry on its business as now being conducted; and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary. Each of the Guarantors is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, has the corporate power to own its properties and to carry on its business as now being conducted; and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary.

      5.2. Corporate Power and Authorization. Borrower has full power and authority to enter into this Agreement, to borrow hereunder, to execute and deliver the Notes and the other Loan Documents to which it is a party and to incur the obligations provided for herein, all of which have been authorized by all proper and necessary corporate action. Each of the Guarantors has full power and authority to enter into the Loan Documents to which each is a party and to incur the obligations provided for therein, all of which have been authorized by all proper and necessary corporate action.

      5.3. Enforceability. This Agreement and each of the other Loan Documents to which Borrower is a party constitute, and each Note when executed and delivered for value received will constitute, a valid and legally binding obligation of Borrower enforceable in accordance with their respective terms and will not violate, conflict with, or constitute any default under any law, government regulation, Borrower's Articles of Incorporation or By-Laws, or any other agreement or instrument binding upon Borrower. Each of the Loan Documents to which a Guarantor is a party, constitutes a valid and legally binding obligation of such Guarantor enforceable in accordance with its respective terms and will not violate, conflict with, or constitute any default under any law, government regulation, such Guarantor's Articles of Incorporation or By-Laws, or any other agreement or instrument binding upon such Guarantor.

      5.4. Pending Actions. None of the Obligors is a defendant, or a plaintiff against whom a counterclaim or crossclaim has been asserted, in any civil or criminal action, suit or litigation, and no action or investigation is pending or, to the knowledge of Borrower's officers and directors, threatened before or by any court or administrative agency which might result in any material adverse change in the financial condition, operations or prospects of any of the Obligors.

      5.5. Financial Statements. The consolidated financial statements and related notes of Obligors heretofore delivered to Lenders and all other historical financial statements and reports furnished by Obligors to Lenders are complete and correct and fairly present the consolidated financial condition of the Obligors and the consolidated results of Obligors' operations and transactions as of the dates and for the periods referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. There are no liabilities, direct or indirect, fixed or contingent, of any of the Obligors as of the date of such financial statements which are of a type required to be set forth therein that are not reflected therein or in the notes thereto. Neither said financial statements nor any other financial statements, reports, and information furnished by any of the Obligors to Lenders contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Obligors have failed to disclose to Lenders in writing which materially affects adversely or could reasonably be expected to materially affect adversely the Collateral, business, prospects, profits or condition (financial or otherwise) of any of the Obligors or the ability of any of the Obligors to perform its respective obligations under any of the Loan Documents.

      5.6. Title to Properties. Each of the Obligors has good and marketable title to all of its assets, subject to no Lien, mortgage, pledge, encumbrance, or charge of any kind except inchoate Liens arising by operation of law for obligations which are not yet due and except for Permitted Liens. Obligors enjoy peaceable and undisturbed possession under all leases under which it is operating, and none of such leases contain any provisions which may materially and adversely affect or impair the operations of any of the Obligors, and all of such leases are valid and subsisting and in full force and effect. Obligors shall defend the Collateral against all claims and demands of all other parties who at any time claim any interest in the Collateral. Obligors own all equipment in their possession except for such leased equipment which is leased pursuant to the leases described on Exhibit "F".

      5.7. Pension Plans. Except as set forth on Exhibit "C", none of the Obligors has established or is a party to any Plan or to any stock option or deferred compensation plan or contract for the benefit of its employees or officers, any pension, profit sharing or retirement plan, stock redemption agreement, or any other agreement or arrangement with any officer, director or stockholder, members of their families, or trusts for their benefit. Each of the Obligors is in compliance with all applicable provisions of ERISA. None of the Obligors has received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could result in a material adverse change in the financial condition of any Obligor, including, but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. None of the Obligors has any withdrawal liability in connection with a Multiemployer Plan.

      5.8. Taxes. Obligors have filed all federal, state and local tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by Obligors, including, without limitation, all applicable federal, state, and local employee withholding taxes.

      5.9. Title to EFData Assets. Immediately upon the acquisition of the EFData Assets, Borrower's wholly-owned subsidiary, Comtech EFData Corp., shall hold title to all of the EFData Assets free and clear of all liens, claims and encumbrances.

      5.10. Place of Business. Borrower's chief executive office is located at 105 Baylis Road, Melville, New York 11747 and it has not changed the location of its chief executive office within the last five (5) years. The Inventory and Equipment and other items of Borrower's Collateral are and shall be located only at the locations listed on Exhibit "B" to this Agreement. Except as indicated on said exhibit, the real estate constituting each said location is leased to Borrower as tenant pursuant to the leases described in Exhibit "B". With respect to each such lease, said exhibit sets forth the name and address of each landlord, the location of the property, and the remaining term of the lease. Borrower has separately furnished to Lenders true and correct copies of the lease agreements for each said parcel. With respect to the leased premises located in Beijing, China, Borrower represents and warrants that Collateral thereat presently is valued at less than $50,000 and covenants that at all times while the Obligations are outstanding the value of Collateral at such location shall not exceed $75,000. The leased premises in Beijing, China are used as a sales office only.

      5.11. Full Disclosure. All information furnished by any of the Obligors to the Lenders concerning the any of the Obligors, their financial condition, the Collateral, or otherwise for the purpose of obtaining credit or an extension of credit, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Lenders a true and accurate knowledge of the subject matter.

      5.12. Obligors' Names. None of the Obligors has changed its name or been known by any other name within the last five (5) years, nor has any Obligor been the surviving corporation in a merger effected within the last five (5) years.

      5.13. Existing Debt. None of the Obligors is in default with respect to any of its existing Debt or with respect to any material agreement to which it is a party.

      5.14. Insolvency. The Obligors, on a consolidated basis, are now and, after giving effect to the transactions contemplated hereby, at all times will be, Solvent.

      5.15. Subsidiaries. Borrower has no Subsidiaries except for the Guarantors.

      5.16. Environmental Matters. Each of the Obligors is in compliance in all material respects with all Environmental Regulations and with all other federal, state and local laws and regulations relating to the environment and pollution, including such laws and regulations regulating hazardous, radioactive and toxic materials and underground petroleum products storage tanks. No assessment, notice of (primary or secondary) liability or notice of financial responsibility, and no notice of any action, claim, investigation, proceeding, or inquiry to determine such liability or responsibility, or the amount thereof, or to impose civil penalties has been received by any of the Obligors, and there are no facts, conditions or circumstances known to any Obligor which could result in any investigation or inquiry if all such facts, conditions, and circumstances, if any, were fully disclosed to the applicable governmental authority. Each Obligor has paid any environmental excise taxes due and payable, including without limitation, those imposed pursuant to Sections 4611, 4661, or 4681 of the Internal Revenue Code of 1986, as amended from time to time. Except as set forth on Schedule 5.16, none of the Obligors has obtained and none of the Obligors is required to obtain any permits, licenses, or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with its business by reason of any Environmental Regulations. No oil, toxic or hazardous substances or solid wastes have been disposed of or released by Obligors in connection with the operation of its business and Obligors will not dispose of or release oil, toxic or hazardous substances or solid wastes at any time in its operation of its business (the terms "hazardous substance" and "release" shall have the meanings specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the terms "solid waste" and "disposal," "dispose" or "disposed" shall have the meanings specified in the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), except that if such acts are amended to broaden the meanings thereof, the broader meaning shall apply herein).

      5.17. Intentionally deleted.

      5.18. Inventory. All Inventory has been produced, and during the term hereof will be produced, in compliance with the requirements of the Federal Fair Labor Standards Act. No Inventory is now, nor shall any Inventory at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Lenders' prior written consent and, if Lenders give such consent, Borrower will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to Lenders, in form and substance acceptable to Lenders, warehouse receipts therefor in Lenders' names. No Inventory is or will be consigned to any Person without Lenders' prior written consent, and, if such consent is given, Borrower shall, prior to the delivery of any Inventory on consignment, (i) provide Lenders with all consignment agreements to be used in connection with any consigned inventory, all of which shall be acceptable to Lenders, (ii) prepare, execute and file appropriate financing statements with respect to any such consigned inventory, showing Lenders as assignees, (iii) conduct a search of all filings made against the consignee in all jurisdictions in which any consigned Inventory is to be located and deliver to Lenders copies of the results of all such searches,(iv) notify, in writing, all the creditors of the consignee which are or may be holders of Liens in the Inventory to be consigned that Borrower expects to deliver certain inventory to the consignee, all of which inventory shall be described in such notice by item or type, and
(v) do all such other things and acts as may be necessary or desirable to fully perfect on a first priority basis Lenders' security interest in said Inventory.

      5.19. Labor Relations. None of the Obligors is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of any of the Obligors' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

      5.20. Trade Relations. Except as set forth on Schedule 5.20, there exists no actual or, to the knowledge of Borrower, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Obligors and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of any of the Obligors, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely any Obligor or prevent any Obligor from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

      5.21. Partnerships. No Obligor is a partner or joint venturer with any other Person or a participant in any business enterprise other than its own for which it is generally liable, nor does any Obligor have any contingent liabilities of any description other than as indicated in the financial statements heretofore delivered to Agent Lender.

      5.22. Surety Obligations. No Obligor is obligated as guarantor, surety or indemnitor under any indemnity, guaranty, surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

      5.23. No Approval. No authorization or approval or other action by, and no notice to or filing with, any federal, state, or local government body, agency, or authority is required for the due execution, delivery, and performance by Borrower of this Agreement, the Notes, or the other Loan Documents to which it is a party or by any of the Guarantors for the due execution, delivery, and performance of any of the Loan Documents to which any of the Guarantors are parties. No authorization or approval or other action by, and no notice to or filing with, any federal, state or local government body, agency, or authority is required for the acquisition of the EFData Assets, except for such authorizations or approvals for which a copy thereof has been provided to Lenders.

      5.24. Racketeering. None of the Obligors is engaged in any activity that might constitute a pattern of racketeering activity or in any other conduct that might subject all or a material portion of any of the Obligors' assets to forfeiture.

      5.25. Patents, Trademarks, Copyrights and Licenses. Borrower owns or possesses the right to use all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights owned or used by Borrower are listed on Exhibit "D" attached hereto and made a part hereof. Where said patents are not owned outright by Borrower, said exhibit lists the owner thereof and identifies the license or other agreement pursuant to which they are used by Borrower.

      5.26. Representations True. No representation or warranty by the Obligors contained herein or in any certificate or other document furnished by the Obligors pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                                   ARTICLE VI
                                GENERAL COVENANTS

      Borrower agrees and covenants that until the Obligations have been indefeasibly paid in full, Borrower shall:

      6.1. Insurance. Maintain insurance with insurance companies satisfactory to Lenders on such of its properties, and cause each Guarantor to maintain insurance with insurance companies reasonably satisfactory to Lenders on such of their properties, in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinity, and shall file with Agent Lender upon request, from time to time, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the properties and risks covered thereby. All such policies shall name the Lenders as named insureds and provide that any losses payable to Borrower or any of its Subsidiaries thereunder shall (pursuant to loss payable clauses, in form and content acceptable to the Lenders, to be attached to each policy) be payable to the Lenders. Borrower hereby assigns to the Lenders all right to receive proceeds, directs any insurer to pay all proceeds directly to the Lenders, and authorizes the Lenders to endorse on behalf of any or all of the Obligors any check or draft for such proceeds and apply the same toward satisfaction of the Obligations. The Borrower shall furnish to the Agent Lender insurance certificates, in form and substance satisfactory to the Lenders, evidencing compliance by it with the terms of this Section and, upon the request of the Lenders at any time, the Borrower shall furnish the Lenders with photostatic copies of the policies required by the terms of this Section. The Borrower will cause each insurer under each of the policies to agree (either by endorsement upon such policy or by letter addressed to the Lenders) to give the Lenders at least ten (10) days' prior written notice of the cancellation of such policies in whole or in part or the lapse of any coverage thereunder. Borrower agrees that it will not take any action or fail to take and will not permit any of the Guarantors to take any action which action or inaction would result in the invalidation of any insurance policy required hereunder. At least ten (10) days prior to the date the premiums on each such policy or policies shall become due and payable, the Borrower shall furnish to the Agent Lender evidence of the payment of such premiums. Borrower shall furnish to the Agent Lender such evidence of insurance as Lenders may require.

      6.2. Corporate Existence; Qualification. Maintain its corporate existence, and cause each of the Guarantors to maintain its corporate existence, in each jurisdiction in which the character of the property owned by such Obligor or in which the transaction of such Obligor's business makes its qualification necessary, maintain good standing.

      6.3. Taxes. During each fiscal year, accrue all current tax liabilities of all kinds, all required withholding of income taxes of employees, all required old age and unemployment contributions, all required payments to employee benefit plans, and pay the same when they become due subject to Borrower's right to contest in good faith certain such liabilities as more particularly set forth in Section 7.1.1 hereof.

      6.4. Compliance with Laws. Comply with all Applicable Laws, including, without limitation, Environmental Regulations, and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations. Specifically, Borrower shall pay when due all taxes and assessments upon the Borrower's Collateral, this Agreement, the Notes, or any other Loan Document, including, without limitation, any stamp taxes or intangibles taxes imposed by virtue of the transactions outlined herein. Borrower shall cause Guarantors to pay when due all taxes and assessments upon the Guarantor's Collateral.

      6.5. Annual Financial Statements. Within ninety (90) days after the close of each fiscal year, furnish Agent Lender with (i) annual audited consolidated financial statements of Obligors consisting of balance sheets, operating statements and such other statements as Lenders may reasonably request, for the period(s) involved, prepared in accordance with GAAP consistently applied for the period involved and for the preceding fiscal year and certified as correct by independent certified public accountants acceptable to the Lenders, and (ii) annual unaudited balance sheets and statements of operations, prepared on a consolidating basis. At the time of furnishing said financial statements, Borrower shall furnish Agent Lender with (a) a certificate from the President and the chief financial officer of Borrower stating that they have reviewed this Agreement and the affairs of the Obligors and that to the best of their knowledge and belief they are unaware of the occurrence of an event which constitutes an Event of Default hereunder or which would constitute such an Event of Default with the giving of notice or the lapse of time or both, and, if so, stating the facts with respect thereto, said certificate to be in the form of Exhibit "E" hereto, (b) use Borrower's best efforts to obtain a letter from such independent certified public accountants stating that the Lenders may rely on such financial statements and their opinion with respect thereto, and (c) the Obligors' current Securities and Exchange Commission Form 10-K.

      6.6. Interim Financial Statements. Within forty-five (45) days after the close of each fiscal quarter, furnish Agent Lender with (i) unaudited quarterly and year-to-date consolidated financial statements of Obligors, consisting of balance sheets and operating statements and a listing of all contingent liabilities of the Obligors for the periods involved and such other statements as Lenders may request, prepared in accordance with GAAP applied on a basis consistent with the financial statement(s) previously furnished to Agent Lender, taken from the books and records of Obligors, certified as correct by the chief financial officer of Borrower, and as filed with the Securities and Exchange Commission, (ii) quarterly unaudited balance sheets and statements of operations, prepared on a consolidating basis, (iii) a statement from the issuer of the Mutual Fund Account setting forth the value of the Mutual Fund Account as of the end of such quarter, and a description of all withdrawals and additions to the Mutual Fund Account during such period, and (iv) a description of any and all contracts between Obligors and any governmental agency in existence at the end of such quarter. At the time of furnishing such financial statements, Borrower shall furnish Agent Lender with (a) a certificate from the President or chief financial officer of Borrower stating that he has reviewed this Agreement and the affairs of the Obligors and that to the best of his knowledge and belief he is unaware of the occurrence of an event which constitutes an Event of Default hereunder or which would constitute such an Event of Default with the giving of notice or the lapse of time or both, and if so, stating the facts with respect thereto, said certificate to be in the form of Exhibit "E" hereto, and
(b) Obligors' current Securities and Exchange Commission Form 10-Q. Said certificate shall further confirm that the Obligors, on a consolidated basis, were at the time of issuance of said financial statement and has at all times since been Solvent. In addition, Borrower shall furnish to Agent Lender within five (5) days after the same are filed, all federal and state income and franchise tax returns and related informational reports of the Obligors.

      6.7. Visits and Inspections. Permit persons designated by Lenders to inspect any and all of the property and corporate and financial books and records of the Obligors and to discuss their affairs with their officers and employees at such reasonable times as Lenders shall request upon reasonable notice and furnish Lenders with such miscellaneous information as they may reasonably request.

      6.8. Payments on Notes. Duly and punctually pay the principal and interest on the Notes, in accordance with the terms of this Agreement and of the Notes, and pay all other Debt of Obligors reflected on the financial statements delivered to Agent Lender and referred to in Section 5.5 hereof and all other Debt incurred after the date hereof in accordance with the terms of such Debt, it being understood, however, that this Section shall not be deemed to permit any Debt in violation of the provisions of Sections 7.1 and 7.2 hereof.

      6.9. Conduct of Business. Conduct its business as now conducted and do all things necessary to preserve, renew and keep in full force and effect its rights, privileges and franchises necessary to continue its business and the businesses of the Guarantors.

      6.10. Maintenance of Properties. Keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto and comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder.

      6.11. Additional Documents. Join the Lenders in executing any security agreements, assignments, consents, financing statements or other instruments, in form reasonably satisfactory to the Lenders, as the Lenders may from time to time reasonably request in connection with the Collateral and the other security for the Loans referred to in Section 4.1 hereof.

      6.12. Notice to Lenders. Immediately notify the Agent Lender of (i) any event causing a material loss or depreciation in value of the Collateral, taken as a whole, and the amount of such loss or depreciation, (ii) if Borrower becomes aware of the occurrence of any Event of Default or of any fact, condition or event that, with the giving of notice or passage of time, or both, could reasonably be expected to become an Event of Default or of the failure of any of the Obligors to observe any of its undertakings under any of the Loan Documents to which such Obligor is a party, or (iii) any material lawsuit involving any of the Obligors.

      6.13. Collateral Reports. Furnish to Agent Lender upon request a detailed accounts receivable aging report, a detailed accounts payable aging report, physical inventory listings, and an inventory report of each of the Obligors, all in form and substance, and containing such detail and information, as Lenders shall reasonably request.

      6.14. Subordination of Debt. Provide Lenders with a debt subordination agreement, in form and substance satisfactory to Lenders, executed by Borrower and any Person who is an officer, director, shareholder, or Affiliate of Borrower to whom Borrower is or hereafter becomes indebted, subordinating in right of payment and claim all Debt owed by Borrower to any said Person and any future advances thereon to full and final payment of the obligations. Nothing in this Section 6.14 shall permit Debt of Borrower without Lenders' consent except as otherwise permitted by Section 7.1 hereof.

      6.15. Collection of Accounts. Diligently pursue collection of all Accounts and other amounts due Obligors by others, including Affiliates.

      6.16. Landlord and Storage Agreements. Provide Agent Lender with copies of all agreements between any Obligor and any landlord or warehouseman which owns any premises at which any inventory or other Collateral may, from time to time, be kept.

      6.17. Auditors; Insurance Representatives and Agents. Furnish the Agent Lender with a copy of each letter written to any of the Obligors by an independent certified public accountant concerning internal controls and management review immediately upon receipt of same and any comments made by any such Obligor with respect thereto and permit Lenders to communicate directly with said accountants and with Obligors' insurance representatives and agents regarding the financial affairs and condition of the Obligors, the books and records of the Obligors, and insurance matters pertaining to any of the Obligors' business.

      6.18. ERISA Compliance. (i) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan; (ii) promptly after the filing thereof, furnish to Agent Lender copies of an annual report required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Subsidiaries; (iii) notify Agent Lender as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Lenders, promptly upon Lenders' request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

      6.19. Business Records. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities.

      6.20. Financial Covenants. Maintain at all times that this Agreement is in effect the following: (a) Adjusted Tangible Net Worth not less than $27 million for fiscal year 2000, plus, for each fiscal year thereafter, 50% of the Obligors' total consolidated, audited net income for the applicable fiscal year, but in no event shall Adjusted Tangible Net Worth for any fiscal year be less than $27 million; (b) a ratio of debt* to Adjusted Net Worth of not more than the following (tested quarterly):

FY2000        FY2001        FY2002        FY2003        FY2004        FY2005
------        ------        ------        ------        ------        ------
77%           77%           62%           50%           40%           32%

(c) Fixed Charge Coverage of not less than the following (tested quarterly):

FY2000        FY2001        FY2002        FY2003        FY2004        FY2005
------        ------        ------        ------        ------        ------
2.1           1.9           1.8           1.6           1.5           2.5

* Debt is defined as total long term liabilities plus current portion of long term debt.

      6.21. Filings. Deliver to Agent Lender a copy of any filings with any governmental body, agency or authority which regulates the businesses of the Obligors (except for tax returns filed in the ordinary course of business) and filings made in the ordinary course of business in connection with government contracts.

                                   ARTICLE VII
                              NEGATIVE COVENANTS.

      Until the Obligations have been indefeasibly repaid and satisfied in full, without the prior written consent of Lenders, the Borrower shall not, and the Borrower shall not allow any of the Guarantors to:

      7.1. Indebtedness. Create, incur, assume or suffer to exist any Debt or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any Person (including, without limitation, any Affiliate), except:

            7.1.1. Indebtedness for taxes not at the time due and payable or which are being actively contested in good faith by appropriate proceedings and against which reserves deemed adequate by Lenders have been established by Borrower, but only if the non-payment of such taxes being contested does not result in a Lien upon any property of Obligors that has priority over the Lien held by Lenders;

            7.1.2. Contingent liabilities arising out of the endorsement of negotiable instruments in the ordinary course of collection or similar transactions in the ordinary course of business;

            7.1.3. Accounts payable to trade creditors which are not aged more than one hundred twenty (120) days from billing date and current operating expenses (other than for borrowed money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and by appropriate and lawful proceedings and Borrower shall have set aside such reserves, if any, with respect thereto as have been recommended by independent public accountants or otherwise reasonably determined by management of the Borrower;

            7.1.4. Intentionally deleted.

            7.1.5. Debt for money borrowed from the Lenders.

            7.1.6. Unsecured Debt incurred as a result of bid bonds or performance bonds or standby letters of credit issued in lieu of such bonds incurred in the ordinary course of business consistent with past practices of Obligors.

      7.2. Liens and Security Interests. Create, incur, assume, or suffer to exist any mortgage, security deed, deed of trust, security interest, pledge, encumbrance, Lien or charge of any kind (including charges on property purchased under conditional sales or other title-retention agreements) on any of such Obligor's property or assets, now owned or hereafter acquired, except for the following (all of which are referred to herein as "Permitted Liens"):

            7.2.1. Liens for taxes not yet due or which are being contested in good faith by appropriate proceeding and against which reserves deemed adequate by Lenders have been set up (excluding any Lien imposed pursuant to any of the provisions of ERISA);

            7.2.2. Other Liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets and created by operation of law;

            7.2.3. Purchase money Liens and encumbrances created to secure the indebtedness permitted by Section 7.1.4 hereof;

            7.2.4. Liens, charges and encumbrances in favor of the Lenders; and

            7.2.5. Liens, charges and encumbrances reflected on Exhibit "A" to this Agreement.

      7.3. Dividends and Distributions. Declare any dividends (excluding dividends payable in shares of Borrower's common stock) on any shares of any class of capital stock of Obligors, or apply any of the Obligors' property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Obligors. Notwithstanding the foregoing, the Guarantors shall be permitted to pay dividends to the Borrower.

      7.4. Affiliate Transactions. Purchase, acquire or lease property from, or sell, transfer or lease any inventory, materials, goods, equipment, assets, rights or property to, any Affiliate of such Obligor, except in the ordinary course of such Obligor's business and under terms and conditions which would apply if disinterested parties were involved.

      7.5. Financing Statements. Permit any financing statement (except Lenders' financing statements) to be on file with respect to the Collateral.

      7.6. Location of Collateral. Without thirty (30) days prior written notice to Lenders accompanied by execution, delivery and filing of all such documents, writings, and instruments as are necessary to maintain Lenders' first priority, fully-perfected interest in the Collateral, change the locations at which the Collateral is maintained; change the name, identity, or corporate structure of any of the Obligors; adopt or make use of any fictitious or trade name not disclosed elsewhere in this Agreement; or change the location of the chief executive office of any of the Obligors.

      7.7. Destruction of Collateral. Waste or destroy the Collateral or use it in violation of any statute or ordinance.

      7.8. Merger or Consolidation. Enter into any merger or consolidation or acquire all or substantially all of the stock or assets of any Person; or sell, lease, or otherwise dispose of any of its assets in an aggregate amount exceeding $500,000 during any fiscal year, except sales in the ordinary course of its business.

      7.9. Loans or Advances. Make loans or make advances or pay any management or similar fees to any Person, except for loans to employees not to exceed $250,000 to any one employee or $500,000 in the aggregate over the life of the Loans.

      7.10. Capital Expenditures. Make any Capital Expenditures in any fiscal year exceeding a total of $6,000,000 in the aggregate for all Obligors combined.

      7.11. Acquisitions. Purchase or acquire the obligations or stock of or any other interest in any Person, except shares in the Mutual Fund Account, direct obligations of the United States of America or certificates of deposit or other investments issued by financial institutions approved by Lenders in writing.

      7.12. Prepayment of Debt. Prepay any Debt except Debt to the Lenders or as a part of a refinancing of such Debt permitted hereunder; provided, however, the Obligors may take ordinary trade discounts on purchases made in the ordinary course of business.

      7.13. Lease Transactions. Enter into any sale and lease-back arrangement, either directly or indirectly.

      7.14. Amendments. Amend any instrument evidencing a Permitted Lien or the indebtedness secured thereby.

      7.15. Intentionally deleted.

      7.16. Adverse Transactions. Enter into any transaction, or permit any Subsidiary to enter into any transaction, which materially and adversely affects or may reasonably be expected to materially and adversely affect the Collateral or Borrower's ability to repay the Obligations or permit or agree to any material extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account of any Obligor, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business.

      7.17. Subsidiary Acquisitions. Without written consent of Lenders, hereafter create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary that is not a Guarantor.

      7.18. Subsidiary Divestitures. Transfer, sell, pledge, encumber or otherwise assign any shares of stock or other interest in any Subsidiary or permit any Subsidiary to sell or otherwise dispose of all of substantially all of its assets.

      7.19. Partnerships or Joint Ventures. Become or agree to become a general partner in any general partnership (including a joint venture) or a general or limited partner in any limited partnership.

                                  ARTICLE VIII
                           GRANT OF SECURITY INTEREST.

      8.1. Security Interest. As security for the payment of the Loans and all other Obligations, now existing or in the future incurred, and including any extensions or renewals or changes in form of the Loans, and any other Debt of Borrower to the Lenders, and all costs and expenses of collection thereof, including, without limitation, attorneys' fees, Borrower hereby assigns to Lenders and grants to Lenders a security interest in and Lien upon the following:

            (A)   All of Borrower's Accounts;

            (B)   All of Borrower's General Intangibles;

            (C)   All of Borrower's Inventory;

            (D)   All of Borrower's Equipment;

            (E) All of Borrower's trademarks, trade names, patents, trade secrets, licenses, copyrights and other intellectual property and rights of every description (the "Intellectual Property");

            (F) All of the Pledged Stock and all Borrower's shares and interest in the Mutual Fund Account;

            (G) All other tangible and intangible property of Borrower of every description;

            (H) All of proceeds and products, as the case may be, of Borrower's Accounts, General Intangibles, Equipment, Intellectual Property, the Pledged Stock, the Mutual Fund Account and Inventory.

            (I) All monies and other property of any kind, real, personal, or mixed, and tangible or intangible, now or at any time or times hereafter, in the possession or under the control of Lenders or a bailee of Lenders;

            (J) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (a) through (i) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

            (K) All books and records (including, without limitation, customer lists, credit files, magnetic, digital and laser tapes and disks, electronic and computer storage media, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (a) through (j) above.

      8.2. Sale of Inventory. Except during the continuance of an Event of Default hereunder, Borrower may use and dispose of the Inventory in the ordinary course of business where such is not inconsistent with this Agreement, provided that the ordinary course of business does not include a transfer in partial or total satisfaction of Debt nor a transfer (other than a sale on terms and conditions which would apply if disinterested parties were involved) to an Affiliate of Borrower.

      8.3. Notice to Account Debtors. Upon the occurrence and continuance of an Event of Default, Lenders shall have the right to notify the Account Debtors obligated on any or all of the Accounts to make payment thereof directly to Lenders and to take control of all proceeds of any such Accounts. Any such notice by the Lenders to such Account Debtors shall be given by an authorized representative of the Lenders. Borrower, if requested by Lenders, shall stamp or cause to be stamped on each Account item in legible letters "Pledged to The Teachers' Retirement System of Alabama, The Employees' Retirement System of Alabama, The Alabama Heritage Trust Fund, PEIRAF - Deferred Compensation Plan, and State Employees' Health Insurance Fund" and shall turn over physical possession of the Accounts to Agent Lender to be held on behalf of Lenders. Borrower authorizes Agent Lender to sign and endorse Borrower's name upon any check, draft, money order, or other form of payment of any Account item and to sign and endorse satisfactions and releases of Account items in Borrower's name. Until such time as Lenders elect to exercise the right to collect and enforce said Accounts, Borrower is authorized, as agent of the Lenders, to collect and enforce said Accounts in Borrower's name. The costs of such collection and enforcement, including attorney's fees and out-of-pocket expenses and all other expenses and liabilities resulting therefrom, shall be borne solely by Borrower whether the same are incurred by the Lenders or Borrower.

      8.4. Verification of Accounts. Whether or not an Event of Default has occurred, any of Lenders' officers, authorized representatives, employees or agents shall have the right, at any time or times hereafter, in the name of Lenders or in any trade or fictitious name selected by Lenders, or in the name of any designee of Lenders or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph, or otherwise. Borrower shall cooperate fully with Lenders in an effort to facilitate and promptly conclude any such verification process.

      8.5. Governmental Accounts. In respect to all contracts with any agency of the United States government which, if consummated, will create an account receivable from such agency of $100,000 or more, the Borrower shall promptly prepare, execute and deliver to Lenders all notices, assignments and other documents (the "Assignment Documents") necessary to cause such account to be transferred to Lenders under the Federal Assignment of Claims Act. Upon the occurrence of an Event of Default or upon the aggregate of all Obligors' accounts receivables subject to the Federal Assignment of Claims Act exceeding thirty percent (30%) of Obligors' total accounts receivables owing at any one time, Lenders shall have the right to forthwith file and deliver the Assignment Documents with the appropriate government agencies to cause such accounts owing from such agencies to be paid directly to Lenders.

      8.6. Accounts Evidenced by Instruments. If any of Borrower's Accounts are or should become evidenced by promissory notes, trade acceptances, chattel paper, chattel mortgages, conditional sales contracts, or other instruments, Borrower will immediately deliver same to Lenders, endorsed or assigned with recourse to the Lenders' order and, regardless of the form of such endorsement or assignment, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

      8.7. Lease of Records. Borrower hereby leases to the Lenders, and the Lenders hires from Borrower, for a term which shall be effective so long as any of the Loans or other Obligations secured hereby are owing to any of the Lenders by Borrower and until the Lenders have no further obligation under this Agreement, all of Borrower's present and future books of Accounts, computer printouts, magnetic, digital and laser tapes and disks, computer and electronic storage media, computer software programs, trial balance records, ledgers and cabinets in which they are located, reflected or maintained, in any way relating to the Borrower's Collateral, and all present and future supporting evidence and documents relating thereto in the form of written applications, credit information, account cards, payment records, trial balances, correspondence, delivery receipts, certificates and the like, as well as the past and current information stored in computer software programs for and on Borrower's behalf by third parties. Borrower, if requested by Lenders, agrees to legend all of the foregoing to indicate the lease thereof to the Lenders. If an Event of Default occurs, then, in addition to all of the other rights and remedies of the Lenders herein, the Lenders will have the right forthwith or at any time thereafter to remove from Borrower's premises all of the foregoing and keep and retain the same in Lenders' possession until the Loans and other Obligations secured hereby shall have been fully paid and discharged and the Lenders have no further obligation under the Agreement. The provisions of this Section shall not be deemed to diminish or contravene the security interest of the Lenders in the Borrower's General Intangibles or in the property, materials, and interests described in this Section but shall be deemed to be in addition to any rights the Lenders may have with respect to the Borrower's grant of a security interest in its General Intangibles to the Lenders.

      8.8. License of Rights. Lenders are hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter or any property of a similar nature as it pertains to the Collateral, in advertising for sale and in selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Lenders' benefit.

      8.9. Attorney-in-Fact. Borrower hereby irrevocably designates, makes, constitutes and appoints Lenders (and all Persons designated by Lenders) as Borrower's true and lawful attorney (and agent-in-fact) and Lenders, or Lenders' agent, may, without notice to Borrower and in either Borrower's or Lenders' name, but at the cost and expense of Borrower:

                  8.9.1. During the continuance of an Event of Default, at such time or times hereafter as Lenders or said agent, in its sole discretion, may determine, (i) endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lenders or under Lenders' control;
(ii) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lenders may designate; (iii) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (iv) for and in the name of Borrower to give instructions and direct any Lenders or financial institution in which proceeds of the Collateral are deposited to turn over said proceeds to Lenders; (v) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lenders or any other Lenders on account of the Obligations; and

                  8.9.2. At such time or times as Lenders or their agent in its sole discretion may determine, but only after the occurrence and continuance of an Event of Default: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral; (iii) sell or collect any of the Accounts or other Collateral upon such terms, and for such amounts and at such time or times as Lenders deems advisable; (iv) take possession, in any manner, of any item of payment or proceeds relating to any Collateral and apply the same to the Obligations; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (vii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, and any other Collateral and to which Borrower has access;
(viii) make and adjust claims under policies of insurance; and (ix) do all other acts and things necessary, in Lenders' determination, to fulfill Borrower's obligations under this Agreement.

      8.10 Mutual Fund Account. Borrower shall invest all its surplus cash and cash equivalents in the Mutual Fund Account, to the extent such cash and cash equivalents exceed the Borrower's good faith and reasonable projection of its short term requirements for working capital. Provided no Event of Default has occurred and is continuing, from time to time the Borrower may liquidate and withdraw shares in the Mutual Fund Account to the extent needed to meet Borrower's good faith and reasonable projections of its short term requirements for working capital. Lenders shall give their consent to the issuer of the Mutual Fund Account, and/or its transfer agent, for withdrawals permitted hereunder. Upon the occurrence and continuance of an Event of Default, Lenders shall have the right to instruct the issuer of the Mutual Fund Account and/or its transfer agent, to withdraw, liquidate and convert to cash all shares and interest of Borrower in the Mutual Fund

Account (or to the extent of the unpaid Obligations if the cash value of such shares and interest exceeds the unpaid Obligations), and remit such cash to Lenders. Upon Lenders' receipt of such cash, the same shall be applied to the Obligations, the extent, manner and amount of such application to be as Lenders may reasonably elect.

                                   ARTICLE IX
                   ADDITIONAL REPRESENTATIONS, COVENANTS, AND
                        AGREEMENTS RELATING TO COLLATERAL

      9.1. Waivers. Borrower hereby releases and waives any and all actions, claims, causes of action, demands and suits which it may ever have against the Lenders as a result of any possession, collection, settlement, compromise or sale by Lenders of any of the Accounts upon the occurrence of an Event of Default hereunder, notwithstanding the effect of such possession, collection, settlement, compromise or sale upon the business of Borrower. Said waiver shall include all causes of action and claims which may result from the exercise of the power of attorney conferred upon Lenders in Section 8.9. The failure at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement, document or instrument now or hereafter executed by Borrower, and delivered to the Lenders, shall not waive, affect, or diminish any right of the Lenders thereafter to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions contained in such agreements, documents or instruments, and any waiver of default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same are of a different type. None of the warranties, conditions, provisions and terms contained in the Agreement or any other agreement, document or instrument now or hereafter executed by Borrower and delivered to the Lenders shall be deemed to have been waived by any act or knowledge of the Lenders, its agents, representatives, officers or employees, but only by an instrument in writing signed by an officer of the Lenders and directed to the Borrower specifying such waiver.

      9.2. Discharge of Taxes and Liens. At its option, the Lenders may discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral, except for Permitted Liens. Borrower agrees to reimburse the Lenders, on demand, for any payment made or expense incurred by Lenders pursuant to the foregoing authorization, including, without limitation, attorney's fees.

      9.3. Insurance. Without limiting any other provision hereof, Borrower will keep the Collateral insured in amounts equal to its full insurable value, with companies, and against such risks as may be satisfactory to the Lenders. Borrower will pay the costs of all such insurance and deliver policies evidencing such insurance to the Lenders with mortgagee loss payable clauses in favor of the Lenders. Borrower hereby assigns to the Lenders all right to receive proceeds, directs any insurer to pay all proceeds directly to the Lenders, and authorizes the Lenders or any of them to endorse any check or draft for such proceeds and apply the same toward satisfaction of the Loans and other Obligations secured hereby.

      9.4. Complete Records; Inspection Rights. Borrower will at all times keep accurate and complete records of the Collateral, and the Lenders or their agents shall have the right to call at any Obligor's place or places of business at intervals to be determined by Lenders, upon reasonable notice and during such Obligor's regular business hours, and without hindrance or delay, to inspect and examine the Inventory, Equipment, and any other Collateral and to inspect, audit, check, and make abstracts from the books, records, journals, orders, receipts, computer printouts, correspondence and other data relating to the Collateral or to any other transactions between the parties hereto. If requested by Lenders, Borrower agrees to make the Obligors' books, records, journals, orders, receipts, computer printouts, correspondence, and other data relating to the Collateral available at the Lenders' main office for inspection, audit and checking by the Lenders or their agents.

      9.5. U.C.C. Financing Statement. The Borrower agrees that a carbon, photographic or other reproduction of this Agreement or of a signed financing statement with respect to the Collateral shall be sufficient as a financing statement and may be filed as such by the Lenders.

                                    ARTICLE X
                       EVENTS OF DEFAULT; CERTAIN REMEDIES

      10.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

            10.1.1. Payment Default. If Borrower shall fail to make any payment of any installment of principal or interest on any Note within five (5) days after the same shall become due and payable, whether at stated maturity, by declaration, upon acceleration, or otherwise; or

            10.1.2. Fees and Expenses. If Borrower shall fail to pay when due any expense, fee or charge provided for in this Agreement and such failure shall continue for a period of ten (10) days; or

            10.1.3. Other Defaults. If Borrower shall fail for a period of thirty (30) days to perform, keep, or observe any covenant, agreement or provision of any of the following Sections of this Agreement: 6.4, 6.9, 6.10, 6.11, 6.14, 6.17, 6.18, 6.19, and 6.20; or if any Obligor shall fail or neglect to perform, keep or observe, or shall default with respect to, any other covenant, agreement or provision contained in this Agreement (other than a covenant, agreement or provision a default in the performance of which is dealt with specifically elsewhere in this Section 10.1); or

            10.1.4. Representations False. If any warranty, representation, or other statement made or furnished to Lenders by or on behalf of the Obligors or in any of the Loan Documents proves to be false or misleading in any material respect when made or furnished.

            10.1.5. Financial Difficulties. If any of the Obligors shall be involved in financial difficulties as evidenced by the following:

            (A) by its admission in writing of its inability to pay its debts generally as they become due or of its ceasing to be Solvent;

            (B) by its filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the U.S. Bankruptcy Code (as now or in the future amended) or any similar law regarding debtors rights and remedies or an admission seeking the relief therein provided;

            (C) by its making a general assignment for the benefit of its creditors;

            (D) by its consenting to the appointment of a receiver for all or a substantial part of its property;

            (E)   by its being adjudicated a bankrupt;

            (F) by the entry of a court order appointing a receiver or trustee for all or a substantial part of its property without its consent, which order shall not be vacated, set aside or stayed within ninety (90) days from the date of entry; or

            (G) by the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property, which custody or sequestration shall not be suspended or terminated within ninety (90) days from its inception; or

            10.1.6. ERISA. If a Reportable Event shall occur which Lenders, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any of the Obligors is in "default" (as defined in Section 4219(c) (5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Obligor's complete or partial withdrawal from such Plan.

            10.1.7. Cancellation of Guaranty. If the cancellation, termination or limitation of any guaranty of Borrower's obligations under this Agreement or the Loans, including any of the Guaranty Agreements, shall occur, or if any Guarantor shall be in default under or breach the terms of any of the Guaranty Agreements or Guarantors' Security Agreements in favor of Lenders after the expiration of any applicable grace periods and notice as may be provided therein; or if any Guarantor shall be dissolved; or if any subordination agreement executed by any creditor of Borrower or of any such Guarantor in favor of the Lenders should be canceled, terminated, or breached.

            10.1.8. Default on Other Obligations. If any Obligor shall default in payment of more than $100,000 due on any Debt of such Obligor to others or if any Obligor shall default under any loan or security agreement with others or under any material lease involving a payment of more than $100,000; or

            10.1.9. Judgments. If a final judgment for the payment of money in excess of $100,000 shall be rendered against any of the Obligors and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, unless such judgment is fully covered by collectible insurance; or

            10.1.10. Actions. If any Obligor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of such Obligor; or

            10.1.11. Uninsured Losses; Unauthorized Dispositions. There shall occur any material loss, theft, damage or destruction not fully covered by insurance (as required by this Agreement and subject to such deductibles as Lenders shall have agreed to in writing), or sale, lease or encumbrance of any of the Collateral or the making of any levy, seizure, or attachment thereof or thereon except in all cases as may be specifically permitted by other provisions of this Agreement; or

            10.1.12. Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Obligors, taken as a whole; or

            10.1.13. Collateral. If a creditor of any Obligor shall obtain possession of any of the Collateral by any legal means; provided, however, that if such Collateral is not material, then the same shall not constitute an Event of Default if such Collateral is released within ninety (90) days. ("Material" for the purpose of this Section 10.1.13 shall mean Collateral of a value of $25,000 or more); or

            10.1.14. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Obligor for a period which significantly affects such Obligor's capacity to continue its business, on a profitable basis; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which such Obligor leases, uses or occupies any of its properties shall be canceled or terminated other than by an Obligor prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such properties shall be impaired through condemnation; or

            10.1.15. Intentionally deleted.

            10.1.16. Intentionally deleted.

            10.1.17. Other Documents. If a default or event of default or breach occurs under any Loan Document (other than the breaches enumerated in Sections
10.1.1 through 10.1.16 above), or under or with respect to any of the Obligations, or under any other note, evidence of indebtedness, loan agreement, security agreement, guaranty, pledge, mortgage, assignment, or security document executed by any of the Obligors in favor of Lenders, or if any such entity shall fail to pay any indebtedness to Lenders when and as due or be in default with respect to any obligation to Lenders.

            The Borrower agrees that default under any Loan Document shall constitute default with respect to all Loan Documents and vice versa.

      10.2. Remedies. Upon or at any time after the occurrence of any one or more of the foregoing Events of Default, Lenders or the holder of the Notes may at their option (i) proceed to protect and enforce its rights by suit in equity, action at law and/or the appropriate proceeding either for specific performance of any covenant or condition contained in the Notes or in any Loan Document, and/or (ii) declare the unpaid balance of the Loans and Notes together with all accrued interest to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

      Without limiting the foregoing, upon the occurrence of any Event of Default, and at any time thereafter, Lenders shall have the rights and remedies of a secured party under the Uniform Commercial Code in addition to the rights and remedies provided herein or in any other instrument or paper executed by Borrower. The Lenders may require the Borrower to assemble the Equipment and the Inventory and to make the same available to the Lenders at a place to be designated by the Lenders which is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a style customarily sold on a recognized market, the Lenders will give Borrower reasonable notice of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is sent in the manner set forth in Section 12.10(iii) hereof. The Borrower shall pay the Lenders on demand any and all expenses, including legal expenses and reasonable attorneys' fees, incurred or paid by the Lenders in protecting or enforcing the Loans and all other Obligations secured hereby and other rights of the Lenders hereunder, including its right to take possession of the Collateral.

      The Lenders shall not be liable for failure to collect the Accounts or to enforce any contract rights or for any action or omission on the part of the Lenders, their officers, agents and employees, except willful misconduct. No remedy herein conferred upon, or reserved to, the Lenders are intended to be exclusive of any other remedy or remedies, including those of any note or other evidence of Debt held by the Lenders, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity.

Exercise or omission to exercise any right of the Lenders shall not affect any subsequent right of the Lenders to exercise the same.

      Borrower waives, to the fullest extent permitted under applicable law, notice prior to Lenders' taking possession or control of any of the Collateral or any bond or security that might be required by any court prior to allowing Lenders to exercise any of Lenders' remedies, including, without limitation, the issuance of an immediate writ of possession.

      Borrower agrees that the Lenders may apply the net proceeds received from the Collateral toward satisfaction of the Obligations, and the manner, extent and amount of such application shall be in the sole discretion of Lenders. Any such proceeds remaining after satisfaction in full of the Loans, the Obligations, and the other obligations and liabilities of the Borrower to the Lenders shall be distributed as required by Applicable Laws.

      10.3. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Lenders may, and are hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by Applicable Laws, and without advance notice to Borrower (any such notice being expressly waived by Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Lenders to, or for the credit or the account of, Borrower against any or all of the Loans and Obligations and other liabilities and obligations of Borrower now or hereafter existing whether or not such obligations have matured and irrespective of whether Lenders have exercised any other rights that they have or may have with respect to such Loans and Obligations and other liabilities and obligations, including, without limitation, any acceleration rights. The aforesaid right of set-off may be exercised by Lenders against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, notwithstanding the fact that such right of set-off shall not have been exercised by Lenders prior to the making, filing or issuance, or service upon Lenders of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Lenders agree to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lenders under this Section are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Lenders may have.

                                  ARTICLE XI
                                INDEMNIFICATION

      11.1. Indemnification. Borrower agrees to defend, indemnify and hold harmless the Lenders, their directors, officers, employees, accountants, attorneys, and agents, (the "Indemnitees") from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including attorneys' fees and costs of court) of any kind whatsoever arising out of or relating to any breach or default by Borrower or any Guarantor under this Agreement or any Loan Document or the failure of Borrower to observe, perform or discharge Borrower's duties hereunder or thereunder, except to th extent arising out of or relating to the breach by any of the Lenders of any of their covenants or agreements under the Loan Documents, any violation by any of them of Applicable Laws or any willful misconduct by any of them. Without limiting the generality of the foregoing, Borrower's obligation to indemnify Lenders shall include indemnity from any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including reasonable attorney's fees) arising out of or in connection with the activities of the Borrower, its predecessors in interest, third parties who have trespassed on Borrower's property, or parties in a contractual relationship with Borrower, whether or not occasioned wholly or in part by any condition, accident or event caused by an act or omission of the Indemnitees, which: (a) arise out of the actual, alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal, or escape of radioactive materials, radioactivity, pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, and waste (including materials to be recycled, reconditioned or reclaimed); or (b) actually or allegedly arise out of the use, specification, or inclusion of any product, material, or process containing chemicals or radioactive material, the failure to detect the existence or proportion of chemicals or radioactive material in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water, or groundwater containing chemicals or radioactive material; or (c) arises out of or relates to breach by Borrower of any of the provisions of
Section 5.16 hereof relating to Environmental Regulations. In addition, Borrower will indemnify and hold Lenders harmless from and against any liability, claim, cost or expense incurred by Lenders or imposed against Lenders for any stamp tax, intangible tax, or other tax, fee or charge imposed by any governmental entity arising out of or relating to the Notes or this Agreement or the transactions anticipated herein.

                                   ARTICLE XII
                        COSTS AND EXPENSES; MISCELLANEOUS

      12.1. Costs of Preparation; Brokers Fees. Borrower shall bear all expenses of the Lenders in connection with the Loans and with the investigation, review and approval of this transaction, the preparation of the Agreement and the Loan Documents, and the issuance and delivery of the Notes to Lenders and also in connection with any amendment or modification thereto, and the administration thereof, including, without limitation, (i) all legal fees, expenses and disbursements and other actual third-party expense reimbursements incurred or sustained by Lenders in connection with this transaction, (ii) all reasonable travel, appraisal, audit, search and filing fees incurred or sustained by Lenders in connection with this transaction or the administration of the Loans;
(iii) all recording and filing fees, intangibles taxes, documentary and revenue stamps, other taxes (excluding taxes based on income) or other expenses and charges payable in connection with this Agreement, the Notes or any Loan Document and (iv) all costs, expenses, (including fees and expenses of outside consultants), related to the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby and/or periodic audits and appraisals performed by Lenders. The Borrower agrees to indemnify and save Lenders harmless against all broker's and finder's fees, if any.

      12.2. Other Costs and Expenses. If, at any time or times hereafter, whether before or after the occurrence of an Event of Default, the Lenders employ counsel to advise or provide other representation with respect to this Agreement or any Loan Document, or to collect the balance of the Loans, or to take any action in or with respect to any suit or proceeding relating to this Agreement or any of the Loan Documents, or to protect, collect, or liquidate the Collateral or to attempt to enforce any security interest or Lien granted to the Lenders by Borrower; then in any such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute additional obligations of Borrower payable on demand of the Lenders.

      12.3. Legal Counsel. Borrower acknowledges and agrees that legal counsel to Lenders does not represent Borrower as Borrower's attorney, that Borrower has retained (or has had an opportunity to retain) counsel of its own choice and has not and will not rely upon any advice from Lenders' counsel. In no event shall Borrower's reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by Borrower to Lenders' counsel) be deemed to establish any attorney-client relationship between Borrower and Lenders' counsel.

      12.4. Intentionally deleted.

      12.5. No Waiver. No waiver of any Event of Default hereunder, and no waiver of any default or Event of Default under any other Loan Document shall extend to or shall affect any subsequent or other then existing default or shall impair any rights, remedies or powers of Lenders. No delay or omission of Lenders or any subsequent holder of the Notes to exercise any right, remedy, power or privilege hereunder after the occurrence of such default or Event of Default shall be construed as a waiver of any such default, or acquiescence therein.

      12.6. Headings. Except for the definitions set forth in Section 1, the headings of the articles, sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

      12.7. No Usury. In no event shall the amount of interest due or payable on the Loans under this Agreement or the Notes exceed the Maximum Rate and in the event any such payment is inadvertently paid by the Borrower or inadvertently received by the Lenders, then such excess sum shall be credited as payment of principal, unless the Borrower elects to have such excess sum refunded to the Borrower forthwith. It is the express intent of the parties that the Borrower not pay and the Lenders not receive, directly or indirectly, interest in excess of that which may be legally paid by the Borrower under Applicable Law.

      12.8. Marshaling of Assets; Payments Set Aside. Lenders shall be under no obligation to marshal any assets or securities in favor of Borrower or any Guarantor or any other Person or against or in payment of any or all of the Obligations. To the extent that sum credited against the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and, to the extent permitted under applicable law, all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      12.9. Survival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lenders, notwithstanding any investigation made by or on behalf of Lenders, and shall survive the execution and delivery to Lenders of any Note or Loan Document.

      12.10. Addresses. Any notice or demand which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by (i) being delivered in person to the party to whom the notice or demand is directed, (ii) by being sent as certified or registered mail, postage prepaid, return receipt requested, or
(iii) if sent by Federal Express or overnight United States Mail or other national overnight carrier, in each event to the following address: If to Borrower, 105 Baylis Road, Melville, New York 11747; or if any other address shall at any time be designated by Borrower in writing to the holders of record of the Note at the time of such designation to such other address; and if to Lenders, to Agent Lender at c/o The Retirement Systems of Alabama, 135 South Union Street, 5th Floor, Suite 570, Montgomery, Alabama 36104, Attn: Hunter Harrell, Esq., Director of Fixed Income and Ms. Julie Barranco, Assistant Director of Fixed Income; or if any other address shall at any time be designated in writing to Borrower, to such other address. Notwithstanding the foregoing, no notice shall be effective as to Lenders until actually received by Lenders. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

      12.11. The Lenders' principal place of business is located in Montgomery County in the State of Alabama, and the Borrower acknowledges that the Loans are payable to the Lenders at their offices in Montgomery, Alabama and the Borrower agrees that this Agreement shall be held by Lenders at such principal place of business, and the location for payment of the Loans and the holding of this Agreement by Lenders thereat shall constitute sufficient minimum contacts of Borrower with Montgomery County and the State of Alabama for the purpose of conferring jurisdiction upon the federal and state courts presiding in such county and state. Borrower consents that any legal action or proceeding arising hereunder may be brought in the Circuit Court of the State of Alabama, Montgomery County, Alabama or the United States District Court for the Middle District of Alabama and assents and submits to the personal jurisdiction of any such court in any action or proceeding involving this Agreement, the Loans or any Loan Documents. Nothing herein shall limit the jurisdiction of any other court.

      12.12. Continuing Obligation; Benefits. This Agreement, and each and every provision hereof, is a continuing obligation and shall (i) be binding upon the Borrower and the Lenders, their successors and assigns, and (ii) inure to the benefit of and be enforceable by the Borrower and Lenders and their successors and assigns; provided, that the Borrower may not assign all or any part of this Agreement without the prior written consent of Lenders, which consent may be granted or withheld in the sole discretion of Lenders.

      12.13. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama; provided, however, that if any of the Collateral shall be located in any jurisdiction other than Alabama, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lenders' lien upon such Collateral and the enforcement of Lenders' other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of Alabama.

      12.14. Standard of Review. Any document, writing or instrument required or permitted to be delivered to Lenders under this Agreement shall be deemed satisfactory only if approved by Lenders in the exercise of its sole discretion, and any act or approval permitted to be done by Lenders under this Agreement shall be in Lenders' sole discretion. Where in this Agreement reference is made to Lenders' "discretion", or "sole discretion", said reference shall mean that with respect to the matter so designated, Lenders shall have the absolute right to make decision with respect thereto and shall not be subject to any standard of good faith, fair dealing, reasonableness, or any other standard implied by any court or imposed by law, it being the intention of the parties that the decision of the Lenders with respect to said matter shall be absolutely final and binding.

      12.15. Participation. Borrower acknowledges that Lenders may, at their option, sell participation interests in the Loans to participating lenders, provided that, Borrower, shall not be required to pay any fees or expenses directly related to the selling of such participation interests. The amounts of any such participations shall be determined solely by the Lenders. Borrower agrees with each present and future participant in the Loans, the names and addresses of which will be furnished to Borrower, that if an Event of Default should occur, each present and future participant shall have all of the rights and remedies of Lenders with respect to any deposit due from any participant to Borrower. The execution by a participant of a participation agreement with Lenders, and the execution by Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section.

      12.16. Miscellaneous. This Agreement and the instruments and agreements referred to herein or called for hereby supersede and incorporate all representations, promises, and statements, oral or written, made by the Lenders in connection with the Loans. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of the Lenders. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. Any provision in this Agreement which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provisions hereof.

      12.17. General Waivers. To the fullest extent permitted by Applicable Law, Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lenders on which Borrower may in any way be liable; (ii) notice prior to Lenders' taking possession or control of any of the Collateral or any bond or security which might be required by any court prior to allowing Lenders to exercise any of Lenders' remedies, including the issuance of an immediate writ of possession;
(iii) the benefit of all valuation, appraisement and exemption laws; (iv) any right Borrower may have upon payment in full of the Obligations to require Lenders to terminate their security interest in the Collateral until the execution by Borrower of an agreement indemnifying Lenders from any loss or damage Lenders may incur as the result of dishonored checks or other items of payment received by Lenders from Borrower or any Account Debtor and applied to the Obligations; and (v) notice of Lenders' acceptance hereof or of any Loan Document.

      12.18. Maximum Interest. Regardless of any provision contained in this Agreement or any of the Loan Documents, in no event shall the aggregate of all amounts that are contracted for, charged or collected pursuant to the terms of this Agreement, the Notes or any of the Loan Documents, and that are deemed interest under Applicable Law, exceed the Maximum Rate. No provision of this Agreement or in any of the Loan Documents or the exercise by Lenders of any right hereunder or under any Loan Document or the prepayment by Borrower of any of the Obligations or the occurrence of any contingency whatsoever, shall entitle Lenders to charge or receive, or to require Borrower to pay, interest or any amounts deemed interest by Applicable Law (such amounts being referred to herein collectively as "Interest") in excess of the Maximum Rate, and all provisions hereof or in any Loan Document which may purport to require Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect to the extent only of the excess of Interest over such Maximum Rate. Any Interest charged or received in excess of the Maximum Rate ("Excess"), shall be conclusively presumed to be the result of an accident and bona fide error, and shall, to the extent received by Lenders, at the option of Lenders, promptly either be applied to reduce the principal amount of the Obligations or returned to Borrower. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate unaccrued interest, and no such interest will be collected by Lenders. All monies paid to Lenders hereunder or under any of the Loan Documents shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lenders, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate.

      12.19. Cross-Default and Cross-Collateralization. All Loans are cross-defaulted and cross-collateralized in all respects.

      12.20. Agent Lender. The Lenders have selected The Teachers' Retirement System of Alabama as its agent with respect to the Loans for the purposes set forth herein and for any other such purposes as may be determined by the Lenders from time to time.

      12.21. Waiver of Right to Trial by Jury. Borrower and Lenders hereby waive any right to trial by jury on any claim, counterclaim, setoff, demand, action or cause of action (a) arising out of or in any way pertaining or relating to this Agreement, the Notes, the Loan Documents, or any other instrument, document or agreement executed or delivered in connection with this agreement or (b) in any way connected with or pertaining or related to or incidental to any dealings of the parties hereto with respect to this agreement, the Notes, the Loan Documents, or any other instrument, document or agreement executed or delivered in connection herewith or in connection with the transactions related thereto or contemplated thereby or the exercise of any party's rights and remedies thereunder, in all of the foregoing cases whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. Borrower and Lenders agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between them shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, each of the Borrower and the Lenders has caused this instrument to be executed by its duly authorized officer and the Borrower has caused its seal to be affixed as of the date first above written.

                                        BORROWER:

                                        COMTECH TELECOMMUNICATIONS CORP.


                                        By:_____________________________________
                                        Its:____________________________________

Attest:


Its________________________________

                                        LENDERS:

                                        THE TEACHERS' RETIREMENT SYSTEM OF
                                        ALABAMA

                                        By:_____________________________________
                                        Its:____________________________________


                                        THE EMPLOYEES' RETIREMENT SYSTEM OF
                                        ALABAMA

                                        By:_____________________________________
                                        Its:____________________________________


                                        THE ALABAMA HERITAGE TRUST FUND
                                        TEACHERS

                                        By:_____________________________________
                                        Its:____________________________________


                                        PEIRAF - DEFERRED COMPENSATION PLAN

                                        By:_____________________________________
                                        Its:____________________________________


                                        STATE EMPLOYEES' HEALTH INSURANCE
                                        FUND

                                        By:_____________________________________
                                        Its:____________________________________